Exhibit 99.2

August 21st, 2024

Pinnacle Food Group Limited

600 837 West Hastings Street
Vancouver, BC V6C 2X1, Canada
Tel: +1 604 727 7204

CONSENT TO ACT AS DIRECTOR

Ladies and Gentlemen:

In connection with the filing by Pinnacle Food Group Limited (the “Company”) of the registration statement on Form F-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Sincerely yours,

/s/ Yunhao Chen
Name: Yunhao Chen